Exhibit 11
                          COMPUTATION OF LOSS PER SHARE
                                   (Unaudited)



Weighted average shares outstanding
   Common Stock                                   20,646,651       19,399,391
   Common Stock Equivalents                               -0-              -0-
                                                  ----------       ----------


Weighted average common shares
   And equivalents                                20,646,651       19,399,391
                                                  ==========       ==========

Net loss                                            (491,343)        (911,801)

Preferred stock dividends                                 -0-         (23,819)
                                                  ----------       ----------


Loss available to common stockholders                (491,343)       (935,620)
                                                  =============    ==========

Loss per share:
   Basic                                                (0.02)          (0.05)
   Diluted                                              (0.02)          (0.05)